UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                             FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934.

                               Commission File Number:  001-07667

Devon SFS Operating, Inc. (formerly Santa Fe Snyder Corporation)
     (Exact name of registrant as specified in its charter)

       1616 S. Voss Rd., Ste. 1000, Houston, Texas  77057
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock
                   8.05% Senior Notes due 2004
            8.75% Senior Subordinated Notes due 2007
    (Title of each class of securities covered by this Form)

                              None
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  X             Rule 12h-3(b)(1)(i)  X
     Rule 12g-4(a)(1)(ii)               Rule 12h-3(b)(1)(ii)
     Rule 12g-4(a)(2)(i)                Rule 12h-3(b)(2)(i)
     Rule 12g-4(a)(2)(ii)               Rule 12h-3(b)(2)(ii)
                                        Rule 15d-6           X

     Approximate number of holders of record as of the certification or notice date:

                    One (1) for Common Stock
          Less than 300 for 8.05% Senior Notes due 2004
   Less than 300 for 8.75% Senior Subordinated Notes due 2007

     Pursuant to the requirements of the Securities Exchange Act of 1934, Devon SFS Operating, Inc. has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.

Date:   November 3, 2000       By:     DANNY J. HEATLY
                               Name:   Danny J. Heatly
                               Title:  Vice President - Finance